Exhibit 99.1

Synchronoss Adopts Verizon’s Next Generation Private Cloud Infrastructure

The Combination of Advanced Storage and 5G Network Gives Verizon Cloud Subscribers Fast Access and Powerful Features to Manage, Organize, and Share All Types of Digital Content

BRIDGEWATER, NJ (November 7, 2022) – Synchronoss Technologies, Inc. (SNCR), a global leader and innovator in cloud, messaging and digital products and platforms, today announced that it is expanding its adoption of Verizon’s (NYSE: VZ) private cloud infrastructure to efficiently manage all digital content on the Synchronoss Personal Cloud platform. Utilizing Verizon’s next-generation technology, Verizon Cloud subscribers can store photos, videos, and other digital files managed by Synchronoss Personal Cloud.

Aside from content storage, Synchronoss will maintain key aspects of the Verizon Cloud offering, including hosting of critical solution components supporting access control, authentication, and customer lifecycle management. Additionally, it will expand its technology investments toward innovation and delivery of key functionality using artificial intelligence and machine learning to improve photo and video curation as well as the customer’s ability to share, tag and search their content.

“We’re pleased to further expand our long-standing relationship with Synchronoss via Verizon’s private cloud infrastructure,” said Brian Higgins, Senior Vice President, Device Marketing and Consumer Product at Verizon. “Verizon Cloud provides a robust, feature-rich experience to store and manage all types of files from an array of devices, more critical than ever before as more and more customers take advantage of the best 5G Unlimited plans - packed with tons of content and entertainment perks - all on America’s most reliable network.”

“The growth of 5G and the various offerings introduced by Verizon, such as Verizon 5G Home, offers a unique opportunity for Synchronoss,” said Jeff Miller, President and CEO of Synchronoss. “Migrating the storage will enable our team to focus on developing new features and functionality that will utilize the increased speed and scalability of Verizon’s 5G network and next-generation private cloud infrastructure.”

Earlier this year, Verizon introduced its Ultra Wideband service that bundles Synchronoss Personal Cloud as part of the new Verizon 5G Home Plus internet plan. The offering includes unlimited Verizon Cloud storage, with more than 40 million households covered by fixed wireless in third-quarter 2022, including over 30 million households covered by 5G Ultra Wideband.
For more information on Synchronoss Personal Cloud, visit: https://synchronoss.com/products/engagex/cloud/. For more information on Verizon’s 5G Home service, visit https://www.verizon.com/5g/home/.

About Synchronoss

Synchronoss Technologies (NASDAQ: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. Learn more at www.synchronoss.com.

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Media Relations Contact:
Domenick Cilea
Springboard
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Investor Relations Contact:
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Gateway Group, Inc.
SNCR@gatewayir.com